Appointment Letter for Independent Registered Public Accounting Firm

Alexander Tech

Marhc 07, 2026

March 9th, 2026

PG Accountants LLC

1325, Main Street, Suite 401,

Katy TX 77494

Re: Appointment as Independent Registered Public Accounting Firm

Dear Partners:

On behalf of Alexander Tech Corp. (the Company), the Board of Directors (the Board) is pleased to confirm the appointment of PG Accountants LLC (“PG”) as the Company’s independent registered public accounting firm, effective February 27, 2026, to perform audit and related services for the fiscal year ending April 30, 2026, and thereafter until such time as the Board determines otherwise.

1.Scope of Engagement

PG will perform the annual audit of the Company’s consolidated financial statements for the fiscal year ending April 30, 2026, and will provide an opinion thereon in accordance with the standards of the Public Company Accounting Oversight Board (United States) and the Securities and Exchange Commission (SEC) rules. PG will also provide such other audit, review, attestation, and advisory services as the Company and PG may agree in writing from time to time.

2.Authority and Access

The Company will provide PG with full access to all books, records, personnel, and other information reasonably necessary for PG to perform its engagement. The Company will cooperate with PG and will make available management and other personnel as reasonably requested.

3.Independence and Professional Standards

PG represents that it is independent of the Company within the meaning of applicable professional standards and SEC rules. PG will comply with all applicable professional standards, laws, and regulations in performing the engagement.

4.Engagement Terms and Fees

Fees for services will be agreed upon in a separate engagement letter and will be reasonable and customary for the scope of services provided. The Company will reimburse PG for reasonable out-of-pocket expenses incurred in connection with the engagement.

5.Deliverables and Timing

PG will deliver an audit report and any required communications to the Board, the Audit Committee (if constituted), and management in accordance with applicable standards and SEC filing deadlines. PG will coordinate timing with the Company to permit timely filing of required reports.

6.Communications and Reporting

PG will communicate with the Board and management regarding audit scope, significant findings, internal control matters, and any other matters required by professional standards or SEC rules. PG will provide any required letters, consents, or other documentation necessary for SEC filings.

7.Termination

This appointment may be terminated by either party upon written notice. In the event of termination, the Company will pay PG for services performed and expenses incurred through the effective date of termination.

8.Regulatory Filings

The Company is authorized to file any notices or reports required by the SEC or other regulators to reflect PG’s appointment and any related matters, and to provide PG with copies of such filings.

9.Governing Law

This appointment letter will be governed by and construed in accordance with the laws of the State of Delaware.

10.Acceptance

Please confirm your acceptance of this appointment and the terms set forth above by signing and returning a copy of this letter. Upon receipt of your acceptance, the Company will take any corporate actions necessary to formalize the engagement and will provide PG with such additional documentation as PG may reasonably request.

We appreciate your acceptance of this engagement and look forward to working with you. Sincerely,

ALEXANDER TECH CORP.

By:

Paras Shah

Sole Director, Principal Executive Officer, Principal Financial Officer

Accepted and Agreed:

PG Accountants LLC

By:  Logan Abrams  Name: Logan Abrams  Title: Partner  Date: Marhc 07, 2026